Exhibit 10.54

[***]	indicates that a confidential portion of the text of this agreement has been omitted. The non-public information has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL

September 16, 2005

Cubist Pharmaceuticals, Inc.

65 Hayden Avenue

Lexington, MA 02421

Attention: Lindon Fellows

Re:	Proposed Production Services Relationship

Dear Lindon:

We have been discussing the establishment of a strategic manufacturing relationship between our companies under which XOMA will develop, establish and scale-up the manufacturing process for Cubist’s HepeX-B product candidate (the “Product”), which is a combination of two fully human monoclonal antibodies, and commit to manufacture a minimum amount of Product (i.e., a number of production lots) to provide for clinical trials and potential commercial launch. The parties understand that successful completion of the Services (as defined below) is the critical path item to the commercial launch of the Product.

The purpose of this letter of understanding (this “Letter Agreement”) is to provide an overview of the major terms anticipated in the Definitive Agreement (as defined below) and to describe the course of action and terms during the interim period prior to the execution of the Definitive Agreement. Any disclosures made between our companies will be subject to the Mutual Confidentiality Agreement between our companies effective as of December 22, 2004 (the “Confidentiality Agreement”).

Scope of the Project

1.	XOMA will develop processes intended for commercial approval for the manufacture of two monoclonal antibodies (which will together form the Product) (the “Commercial Processes”), including validated testing and documentation in a form ready for submission to the United States Food and Drug Administration (“FDA”) and that can be adapted by Cubist for submission to equivalent foreign agencies (the “Services”). It is the intention of the parties that the Services will be completed no later than [***]. The parties also agree that in order for the Services to be completed in a satisfactory manner, there must be timely performance by both parties and the costs associated with the development of the Commercial Processes must be controlled in the manner set forth in this Letter Agreement.

Definitive Agreement

2.	The parties intend to establish a definitive process development and manufacturing agreement (a “Definitive Agreement”) as rapidly as possible and XOMA has begun drafting a Definitive Agreement. The Definitive Agreement shall cover in more detail (a) the Services described in this Letter Agreement and (b) a mechanism for planning the manufacture of additional clinical materials and commercial quantities of Product. The parties shall begin negotiating the terms of the Definitive Agreement as promptly as practicable after execution of this Letter Agreement.

Interim Course of Action and Terms

3.	Work on this project will commence immediately upon execution of this Letter Agreement. Among other things, the parties agree to undertake the following activities:

a.	Cubist will deliver all information necessary for XOMA to undertake its responsibilities hereunder, together with relevant details of any hazards and/or characterization relating to the Cubist materials (including the Master Cell Bank tests) to be used, and the storage and use of Cubist materials.

b.	Cubist will send [***] at XOMA’s request once XOMA has satisfactorily determined that the materials meet XOMA’s criteria for acceptance, which are attached to this Letter Agreement as Appendix B.

c.	The parties’ respective technical staffs will transfer the existing process technology from Cubist to XOMA.

d.	XOMA will apply its reasonable diligence and technical expertise to reviewing this process, recommending modifications, planning and implementing any necessary improvements thereon, and will take other steps necessary or appropriate to initiate scale-up and manufacture of HepeX-B, including, without limitation, those activities outlined in Appendix A hereto.

e.	The work of each party will be performed in a professional and workmanlike manner in accordance with the standards of performance in the industry, this Letter Agreement, all applicable laws and all business conduct and health and safety guidelines or other relevant policies.

f.	The parties will commence work according to the initial work plan and cost estimate attached as Appendix A.

g.	The parties will meet no less frequently than monthly in order to discuss the progress of the development of the Commercial Processes. The parties shall alternate responsibility for taking the minutes of such meeting, and draft minutes shall be distributed to the other party for comment prior to being finalized.

h.	The parties will work to establish a Quality Agreement on or before the completion of the Definitive Agreement.

i.	In addition, XOMA shall produce development reports for Cubist at certain critical stages on which the parties shall agree.

Price

4.	The parties agree to the following with respect to price:

a.	XOMA and Cubist estimate that the cost of developing the Commercial Processes is approximately [***]. A breakdown of this estimate is contained in Appendix A hereto.

b.	Cubist and XOMA agree on the need to control costs associated with development of the Commercial Processes. To that end, the parties have agreed that XOMA will perform the Services on a fee-for service basis (as described more fully below), but that in no event will the total cost to Cubist for the Services exceed [***]; provided, however, that the total cost of the Services may exceed [***] to the extent that the actual cost to XOMA of raw materials and resins exceeds [***].

c.	In the event that the total cost of the Services to Cubist is less than [***] prior to any payment pursuant to this paragraph 3(c), then Cubist shall pay XOMA an additional [***].

d.	In the event that the Services are completed within [***] of the date of this Letter Agreement, then Cubist shall pay XOMA an additional [***], which amount shall be in addition to any other amounts owed hereunder and shall not be subject to the limits set forth in paragraph 4(b).

e.	For the purposes of clarity, payment for the Services will include any and all costs (whether internal or external) incurred by XOMA in connection with (i) developing, validating and performing required quality control tests with respect to the Commercial Processes, (ii) completing any documentation, including the CMC section for submission to regulatory agencies to allow use of the Phase 3 clinical materials, (iii) permitting and/or conducting any regulatory audits by Cubist or regulatory agencies and responding to any questions from regulatory agencies, (iv) providing any Product that is manufactured during the development of the Commercial Processes to Cubist, and (v) any other activity reasonably requested by Cubist, at Cubist’s expense, in connection with seeking commercial approval of the Commercial Processes; provided, however, that the Services, as defined herein, shall not include any process /cleaning validation and stability testing which shall be negotiated separately by the Parties.

Calculation of Fees and Expenses

5.

For the Services contemplated by this Letter Agreement (excluding batch production costs for any [***] batches, the costs for which are addressed below), which includes work associated with the transfer, scale-up and development work outlined on Appendix A hereto, XOMA’s costs shall be at the applicable FTE rates set forth in the table below (excluding the third party goods and services referred to below) and such costs shall be all-inclusive and shall be subject to the overall limits described in paragraph 4(b) above. In addition, a [***] will be added to [***] as representation of an agreed upon profit to XOMA on the direct expenses related to the development Services. For purposes of clarity, such costs shall include all facilities costs (including allocated rent and allocated utilities), corporate costs, equipment depreciation, and any other cost incurred by XOMA, but shall not include charges for third party goods and services directly related to the Commercial Processes. Charges for third party goods and services directly related to development of the Commercial Processes, including obtaining, testing and purifying raw materials and resins, will be passed through to Cubist at XOMA’s cost without mark-up but subject to paragraph 4(b) above.

Functional Area	Annual FTE Rate
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

For Services associated with batch production costs for any [***] batches, XOMA will be reimbursed a flat fee as described in the table in Appendix A [***].

6.	While XOMA does not anticipate the need for significant equipment purchases prior to execution of the Definitive Agreement, XOMA and Cubist will identify equipment necessary to commence manufacturing of the Product in XOMA facilities. [***]

Payment and Invoicing

7.	Cubist and XOMA agree to the following with respect to payment and invoicing:

a.	Concurrent with the execution of this Letter Agreement, Cubist will pay XOMA an advance (the “Advance”) of [***], which amount will be an advance against which fees for the Services will be credited.

b.	Within [***] days of the end of each calendar month after execution of this Letter Agreement, XOMA will send Cubist a detailed report (each, a “Monthly Report”) which documents all costs for the Services during such calendar month. Such report shall also reconcile the fees incurred in such calendar month against the remaining amount of the Advance.

c.	Absent a good faith dispute, within [***] days of receiving a Monthly Report indicating that the remaining amount of the Advance is less than [***], Cubist shall pay XOMA an additional [***]. Each such additional payment will be an addition to the Advance, and subsequent Monthly Reports will credit such additional amount in calculating the remaining amount of the Advance.

d.	Cubist shall have the right to audit the information underlying the Monthly Reports, and XOMA shall cooperate fully in any such audit, in both cases subject to customary standards of reasonableness.

Termination

8.	XOMA and Cubist will work diligently to complete a Definitive Agreement. If for any reason the Definitive Agreement is not signed within [***] following the execution of this Letter Agreement, either party may terminate the relationship embodied in this Letter Agreement with [***] prior written notice to the other party.

Effect of Termination

9.	In the event of any such termination by either party, XOMA shall be entitled to retain from the Advance all amounts due to XOMA in accordance with paragraph 4 above. XOMA shall also be entitled to retain an additional [***] of the Advance, in consideration of opportunity costs and work already performed. The balance, if any, of the Advance shall be returned to Cubist within [***] days of termination of this Letter Agreement. In no event shall money owed by Cubist to XOMA pursuant to this paragraph 9 exceed the amount of the Advance. Upon any such termination, both companies agree to return the other’s materials in accordance with, and otherwise to adhere to, the applicable terms of the Confidentiality Agreement. In addition, upon termination of this Letter Agreement, to the extent reasonably requested by Cubist and at Cubist’s cost, XOMA shall promptly transfer and/or deliver to Cubist (i) any Product developed by XOMA, (ii) any raw materials and resins purchased in connection with performance of the Services, (iii) any documentation reasonably related to the Commercial Processes, including documentation related to cell line characterization and optimization, analytical development and assay development, validation-related documentation, any relevant protocols and SOPs, and any other documentation reasonably request by Cubist, (iv) any assays used in connection with the development of the Commercial Process, and (v) any master or working cell bank related to the Product. For purposes of clarity, in the event that this Letter Agreement is terminated, it is the intention of the parties that Cubist be able to recommence the development of the Commercial Processes with a third party with as little interruption as possible, and therefore, that pursuant to this paragraph, Cubist shall have access to and the right to use any and all information, processes, intellectual property and materials developed by XOMA in the course of its work hereunder reasonably required to do so. It is also agreed that Cubist shall be responsible for all costs associated with XOMA’s compliance with the terms of this paragraph.

Manufacturing Rights

10.	It is the parties’ intention to enter into a Definitive Agreement within [***] of the date hereof. However, it is understood that Cubist requires the flexibility to manufacture the Product at multiple manufacturers, and that Cubist requires the ability to transfer the process to a third party [***] either (a) in the event that any agreement between Cubist and XOMA, including this Letter Agreement, is terminated or performance of the Services is significantly delayed or (b) solely for purposes of obtaining multiple sources for commercial supply of the Product. To that end, Cubist and third party manufacturers working at Cubist’s request will be entitled to use the manufacturing process developed pursuant to this Letter Agreement and/or the Definitive Agreement without royalty or other obligations to XOMA. XOMA and Cubist make no representation or warranty and shall have no obligation to the other as to non-infringement with respect to intellectual property claims of third parties.

Miscellaneous

11.	Neither party to this Letter Agreement may use the other party’s name, logos, copyrights or trademarks without the prior written permission of such other party. Any publication, news release or other public announcement relating to this Letter Agreement or to the performance hereunder, except as required by law, shall first be reviewed and approved by both Parties, which approval shall not be unreasonably withheld.

12.	Except as set forth above, each company shall be solely responsible for its own costs and expenses in negotiating the Definitive Agreement.

13.	This Letter Agreement shall be governed by the laws of the State of New York without regard to the conflicts of laws provisions thereof. XOMA and Cubist each agree to resolve any dispute regarding this Letter Agreement in the state and federal courts of the State of New York, and each party hereby consents to the jurisdiction of such courts.

We are very pleased at the prospect of a strategic manufacturing relationship with Cubist and look forward to working with you. If this Letter Agreement and the attachments accurately set forth our current understanding, please countersign where indicated below.

Very truly yours,

XOMA (US) LLC

By:
Robert S. Tenerowicz Vice President, Operations

Agreed and accepted as of the date first above written:

CUBIST PHARMACEUTICALS, INC.

By:
Lindon M. Fellows Senior Vice President, Technical Operations

Appendix A

INITIAL WORK PLAN AND COST ESTIMATE

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Appendix B

XOMA ACCEPTANCE CRITERIA

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